Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Eve Callahan

SVP, Corporate Communications

Umpqua Holdings Corporation

503-727-4188

evecallahan@umpquabank.com

UMPQUA HOLDINGS CORPORATION APPOINTS JAMES S. GREENE

TO BOARD OF DIRECTORS

PORTLAND, Ore. – July 25, 2012 – Umpqua Holdings Corporation (NASDAQ:UMPQ), the parent company of Umpqua Bank, has appointed James S. Greene to its board of directors effective July 23, 2012, to serve a term ending at the next annual meeting of shareholders.

Greene is Vice President with Cisco Systems. He is an executive in their global Services organization. Previous roles at Cisco have included serving as the leader of their global Strategic Partner Organization. He joined Cisco eight years ago as the leader of their global Financial Services consulting business.

“Jim has a tremendous background in financial services guiding the growth of clients in retail banking as well as commercial and institutional markets globally,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “His expertise bringing finance and technology together is an important addition to our board and management team as Umpqua continues its strategic growth in new markets and across multiple delivery channels.”

Greene began his career at Accenture where for 20 years he grew their global financial services business and rose to senior partner. Before his tenure at Cisco and Accenture, Greene generated significant growth as president and CEO of Abilizer, a portal technology start-up company; as managing director at Capgemini; and as global head of financial services at TeleTech.

Based in San Francisco, California, Greene is recognized as a thought leader on the topics of enabling commerce and new models for profitable growth in global financial services and is published in a variety of periodicals and a frequent speaker at industry conferences. Greene received a Bachelor of Arts in economics from the University of California at Davis and a Master of Business Administration in finance from Santa Clara University.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

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